UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2015

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL	32821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 13, 2015, Marriott Vacations Worldwide Corporation (together with its subsidiaries, the “Company”) completed a securitization of a pool of approximately $264 million of vacation ownership notes receivable (the “Loans”). Approximately $211 million of the Loans were purchased on August 13, 2015 by the MVW Owner Trust 2015-1 (the “2015-1 Trust”), and all or a portion of the remaining Loans may be purchased by the 2015-1 Trust prior to December 31, 2015. In connection with the securitization, investors purchased $255 million in vacation ownership loan backed notes (the “Notes”) from the 2015-1 Trust in a private placement. Two classes of Notes were issued by the 2015-1 Trust: approximately $233 million of Class A Notes and approximately $22 million of Class B Notes. The Class A Notes have an interest rate of 2.52 percent and the Class B Notes have an interest rate of 2.96 percent, for an overall weighted average interest rate of 2.56 percent.

The gross cash proceeds to the Company (before transaction expenses and required reserves) consist of approximately $255 million, and a subordinated residual interest in the 2015-1 Trust through which it expects to realize the remaining value of the Loans over time. Of this amount, approximately $51 million will be held by the 2015-1 Trust until it purchases all or a portion of the remaining Loans or, if not used for such purpose, returned to the investors as a partial repayment of the Notes. In addition, approximately $6 million was used to pay transaction expenses and fund required reserves and the remainder will be used for general corporate purposes. The Company has accounted for the securitization as a secured borrowing and therefore will not recognize a gain or loss in the third quarter of 2015 as a result of this transaction.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. A copy of the Company’s August 14, 2015 press release announcing the issuance of the Notes is attached as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release dated August 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: August 14, 2015	By:	/s/ James H Hunter, IV
	Name:	James H Hunter, IV
	Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 14, 2015.